Exhibit 99.1

NEWS RELEASE

Quince Therapeutics Settles Approximately $16.4 Million of Debt

SOUTH SAN FRANCISCO, Calif. – March 30, 2026 – Quince Therapeutics, Inc. (Nasdaq: QNCX) today announced the successful settlement of the company’s outstanding obligations under its loan from the European Investment Bank (EIB) for a payment of $5.5 million. This marks a material milestone for Quince as the completion of the settlement resolves critical debt obligations and allows the company to advance its restructuring and evaluation of strategic alternatives aimed at maximizing shareholder value.

Effective immediately upon the $5.5 million payment, Quince settled outstanding EIB debt obligations of approximately $16.4 million as of March 27, 2026. As a direct result of this $5.5 million payment, all of the company’s obligations under both the settlement agreement and the underlying loan agreement have been fully satisfied and discharged.

“The successful completion of the EIB settlement represents a meaningful step forward for Quince as we work to restructure the company and complete an evaluation of strategic alternatives aimed at maximizing shareholder value,” said Dirk Thye, M.D, Quince’s Chief Executive Officer and Chief Medical Officer. “By settling Quince’s debt obligations, we believe that we have removed a substantial overhang that was constraining the company’s flexibility and ability to pursue strategic alternatives, including, but not limited to, merger, reverse merger, asset sale, or other strategic transactions.”

About Quince Therapeutics

Quince Therapeutics, Inc. (Nasdaq: QNCX) is a publicly traded company currently engaged in a corporate restructuring effort as well as an evaluation of strategic alternatives aimed at maximizing shareholder value. Strategic alternatives under consideration may include, but are not limited to, merger, reverse merger, asset sale, or other strategic transactions. For more information on the company and its latest news, visit www.quincetx.com.

Forward-Looking Statements

Statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. All statements, other than statements of historical facts, may be forward-looking statements. Forward-looking statements contained in this news release may be identified by the use of words such as “believe,” “may,” “should,” “expect,” “anticipate,” “plan,” “believe,” “estimated,” “potential,” “intend,” “will,” “can,” “seek,” or other similar words. Examples of forward-looking statements include, among others, statements relating to the company’s evaluation of strategic alternatives, the expected benefits of the EIB loan settlement, and the company’s restructuring activities. Forward-looking statements are based on Quince’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict and could cause actual results to differ materially from what the company expects. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, but are not limited to, the risks and uncertainties described in the section titled “Risk Factors” in the

611 Gateway Boulevard • Suite 273 • South San Francisco • California • 94080

Quince Therapeutics

company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 24, 2025 and other reports as filed with the SEC. Forward-looking statements contained in this news release are made as of this date, and Quince undertakes no duty to update such information except as required under applicable law.

Media & Investor Contact:

Brendan Hannah

Quince Therapeutics, Inc.

Chief Operating Officer & Chief Business Officer

ir@quincetx.com